EXHIBIT 99.1
Monarch Community Bank Announced Today a Restatement of Fourth Quarter Earnings
COLDWATER, MICHIGAN, March 31, 2011 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, announced today a restatement of the fourth quarter, 2010 earnings and capital position, concurrent with the completion of a regularly scheduled annual FDIC and OFIR examination. Net loss for the quarter was ($401,000), compared to a loss of $(17.5) million for the same period a year ago. Basic and diluted earnings (loss) per share in the fourth quarter of 2010 were $(.67), compared to ($8.90) reported for the fourth quarter of 2009. For the year, net loss in 2010 was $(11.2) million compared to net loss of $(19.7) million in 2009. Basic and diluted loss per share for the full year were $(5.68) in 2010 compared to $(10.03) in 2009.
This restatement results in the raising of the Total Risk Based Capital Ratio to 8.08% as of December 31, 2010, returning the bank to the status of “adequately capitalized” as defined by the FDIC. Non-performing loans declined from $15.6 million at December 31 2009 to $14.1 million at December 31, 2010. At the same time, earnings for the fourth quarter of 2010 were restated to reflect a loss of ($401,000), versus a previously reported fourth quarter income of $77,000. The improvement in the Total Risk Based Capital ratio reflects the reclassification of a group of assets, eliminating them from Risk Based Capital. The decline in non-performing assets is the result of the charge-off of loans for which an adequate loan loss provision had already been established. The restated income reflects provisions or charge-offs taken on residential Other Real Estate Owned, Real Estate in Judgment, or non-accrual loans, relative to the new December 2, 2010 FDIC guidelines that require new valuations for all loans that enter one of these categories.
“We are pleased with the continued progress of the bank in enhancing the capital ratio and in reducing non-performing loans,” stated Rick DeVries, President & CEO of Monarch Community Bank and Monarch Bancorp, Inc.
The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held at 7:00 p.m. on Tuesday, May 17, 2011 at the Company’s main office at 375 North Willowbrook Road in Coldwater, Michigan.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956